To the Board of Trustees of
The Montgomery Funds

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In planning and performing our audits of the financial statements of Montgomery Growth Fund,
Montgomery U.S. Emerging Growth Fund, Montgomery Small Cap Fund, Montgomery Equity Income
Fund, Montgomery International Growth Fund, Montgomery International Small Cap Fund, Montgomery
Global Opportunities Fund, Montgomery Global Communications Fund, Montgomery Emerging Markets
Fund, Montgomery Emerging Asia Fund, Montgomery Select 50 Fund, Montgomery Total Return Bond
Fund, Montgomery Short Duration Government Bond Fund, Montgomery California Tax-Free
Intermediate Bond Fund, Montgomery Government Money Market Fund (formerly Montgomery
Government Reserve Fund), Montgomery Federal Tax-Free Money Fund and  Montgomery California
Tax-Free Money Fund (all portfolios of The Montgomery Funds) (collectively the "Funds") for the year ended June 30, 1999, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds' is responsible for establishing and maintaining internal control.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.  Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected.  Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants.  A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.  However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June
30, 1999.

This report is intended solely for the information and use of management and the Board of Trustees of The
Montgomery Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
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August 18, 1999